UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 1, 2001
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                 Realmark Property Investors Limited Partnership
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             (Exact name of registrant as specified in its charter)


       Delaware                     2-65391                     16-1173249
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(State of formation)          (Commission File No.)           (IRS Employer
                                                           Identification No.)

2350 North Forest Road, Suite 12-A, Getzville, NY                  14068
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(Address of principal executive offices)                         (Zip code)

Registrant's telephone number, including area code   (716) 636-9090
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Item 2.  Acquisition or Disposition of Assets.

Since 1992, Realmark Property Investors Limited Partnership (the "Partnership") has held a 60% interest in a joint venture, Realmark/Gold Key Associates ("Associates"), an Ohio partnership. The Partnership acquired its interest by transferring to Associates beneficial title to an apartment complex property most recently doing business as Carriage House of Englewood. The 40% minority interest in Associates is owned by Realmark Property Investors Limited Partnership VI-A, a publicly held entity affiliated with the Partnership through common general partners.

On March 1, 2001, the property was sold to Dayton Carriage House Apartments Limited Partnership, an unaffiliated entity, for cash of $4,100,000. After satisfaction of the $2,854,000 mortgage loan on the property and payment of closing costs, the proceeds available amount to approximately $1 million, which will be used to partially satisfy remaining net liabilities that exceed $1 million. Then the Partnership will be dissolved as soon as practicable.

Item 7.  Financial Statements and Exhibits.

(b) Pro forma financial information.

Since the Partnership has no operations, presentation of pro forma data is inapplicable. The results of operations of the Partnership were the same as the results of Associates, net of minority interest, plus administrative expenses of the Partnership not chargeable to Associates. Such expenses have resulted in liabilities to the General Partner and its affiliates that will not be fully satisfied from the sale proceeds.

(c) Exhibits.

(1) Real estate purchase agreement between the Partnership and Matthew Lester on behalf of an entity eventually named Dayton Carriage House Apartments Limited Partnership.

(2) Reinstatement agreement between the Partnership and Matthew Lester on behalf of an entity eventually named Dayton Carriage House Apartments Limited Partnership.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realmark Property Investors Limited Partnership
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                  (Registrant)



/s/ Joseph M. Jayson                                      3/15/01
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Joseph M. Jayson, Individual General Partner               (Date)